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Northrop Grumman Announces Schedule Extension and Charge on Shipbuilding Program

Analyst Conference Call to be Webcast Today at 8:30 a.m. EDT

LOS ANGELES - April 15, 2008 - Northrop Grumman announced today that it expects to record a pre-tax charge to 2008 first quarter earnings of $320 to $360 million or $0.61 to $0.69 per diluted share. The charge will primarily reflect a re-evaluation of the estimated schedule and cost to complete the LHD-8 amphibious assault ship, as well as resource impacts on other Gulf Coast ships, and an evaluation of purchased intangible assets associated with the Shipbuilding business.

The amount of the expected charge will be finalized upon conclusion of ongoing reviews and will be recorded in the Shipbuilding segment. The amount of the charge and updated 2008 financial guidance will be disclosed when Northrop Grumman issues its first quarter results later this month. The expected charge does not impact the company's previously announced 2012 financial targets.

In recent weeks, lack of progress in LHD-8 on-board testing preparatory to sea trials prompted the company to undertake a comprehensive review of the program, including a detailed physical audit of the ship. This examination identified the need for substantial rework on the ship, primarily in electrical cable installations. The revised estimate to complete the ship results from a thorough examination of the amount of rework and the additional time needed to complete the ship. The LHD-8 is now expected to be delivered in the second quarter of 2009. In addition, an evaluation is being performed on other ships under construction at the Gulf Coast shipyard, including the resource impact caused by the delay in the LHD-8. The cost and schedule impacts to be finalized in that evaluation are included in the above charge.

"Northrop Grumman has a strong track record of delivering the world's most sophisticated and best-performing systems. Because of the critical missions our customers perform, we at Northrop Grumman demand of ourselves that we deliver only the best to our customers," said Ronald D. Sugar, chairman and chief executive officer of Northrop Grumman.

"The LHD-8 Amphibious Assault Ship will be no exception.  However, in its current state, the ship does not meet our quality standards and it will not be delivered until it does. We are deeply disappointed by the impact of this unanticipated development on our customer and our shareholders.  This is not acceptable to me or anyone at this company. We are taking all necessary steps to strengthen quality processes and management oversight of our Gulf Coast shipbuilding programs."

The keel for Makin Island (LHD-8) was laid in February 2004. LHD-8 features significant enhancements compared with earlier ships of the class. The LHD-8 will incorporate major new systems, including power by gas turbine engines and electric propulsion rather than steam turbines, and will incorporate extensive electrical upgrades over previous ships of the class. Delays in construction of the ship and financial performance for the program were exacerbated by Hurricane Katrina.

The company will hold an analyst conference call at 8:30 a.m. EDT today to discuss this release. A live audio broadcast of the conference call will be available on the investor relations page of the company's Web site at http://www.northropgrumman.com.

About Northrop Grumman

Northrop Grumman Corporation is a global defense and technology company whose 120,000 employees provide innovative systems, products, and solutions in information and services, electronics, aerospace and shipbuilding to government and commercial customers worldwide.

Note: Certain statements and assumptions in this release contain or are based on "forward-looking" information that Northrop Grumman Corporation (the "Company") believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, and include, among others, statements in the future tense, and all statements accompanied by terms such as "project," "expect," "estimate," "assume," "believe," "plan," "guidance," "outlook" or variations thereof. This information reflects the Company's best estimates when made, but the Company expressly disclaims any duty to update this information if new data become available or estimates change after the date of this release.

Such "forward-looking" information includes, among other things, financial guidance regarding sales, segment operating margin, pension expense, employer contributions under pension plans and medical and life benefits plans, cash flow, and earnings per share, and is subject to numerous assumptions and uncertainties, many of which are outside the Company's control. These include the Company's assumptions with respect to future revenues; expected program performance and cash flows; returns on pension plan assets and variability of pension actuarial and related assumptions; the outcome of litigation, claims, appeals and investigations; hurricane-related insurance recoveries; environmental remediation; acquisitions and divestitures of businesses; joint ventures and other business arrangements; access to capital; performance issues with key suppliers and subcontractors; product performance and the successful execution of internal plans; successful negotiation of contracts with labor unions; allowability and allocability of costs under U.S. Government contracts; effective tax rates and timing and amounts of tax payments; the results of any audit or appeal process with the Internal Revenue Service; and anticipated costs of capital investments, among other things.

The Company's operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon various factors, including, without limitation, the Company's successful performance of internal plans; government customers' budgetary constraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; technical, operational or quality setbacks in development and production programs, that could adversely affect the profitability or cash flow of the company; product performance; continued development and acceptance of new products and, in connection with any fixed-price development programs, controlling cost growth in meeting production specifications and delivery rates; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes and of the assertion or prosecution of potential substantial claims by or on behalf of a U.S. government customer; natural disasters, including amounts and timing of recoveries under insurance contracts, availability of materials and supplies, continuation of the supply chain, contractual performance relief and the application of cost sharing terms, allowability and allocability of costs under U.S. Government contracts, impacts of timing of cash receipts and the availability of other mitigating elements; terrorist acts; legal, financial and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support, information technology, naval vessels, space systems, technical services and related technologies, as well as other economic, political and technological risks and uncertainties and other risk factors set out in the Company's filings from time to time with the Securities and Exchange Commission, including, without limitation, Company reports on Form 10-K and Form 10-Q.